Exhibit 99.1

Media Relations Contact: Jayne Wallace 908-607-4014 Jayne.wallace@virginmobileusa.com	Investor Relations Contact: Erica Bolton 908-607-4108 Investor.relations@virginmobileusa.com

Virgin Mobile USA Reports Results for the Third Quarter and First Nine Months of 2007

Third Quarter 2007

•	Strong customer demand with 46,000 net additions

•	Churn of 4.9%, among the lowest in the prepaid industry

•	Net service revenue of $301.4 million, up 25% from a year ago

•	CPGA of $127.35, flat compared to $127.31 a year ago

•	Adjusted EBITDA of $17.0 million, up 4% over a year ago (up 240% excluding a one-time reversal of a reserve for settlement in 2006)

First Nine Months 2007

•	Strong growth over 2006 period:

•	Net adds up 161%

•	Churn of 4.9%

•	Net service revenue of $933.5 million, up 25%

•	CPGA down 22%

•	Adjusted EBITDA up 26% to $89.9 million (up 50% excluding a one-time reversal of a reserve for settlement in 2006)

Warren, N.J., November 15, 2007 – Virgin Mobile USA (NYSE:VM), a leading national provider of wireless, pay-as-you-go communications services without annual contracts, today reported its financial and operational results for the third quarter and nine months ended September 30, 2007.

“Our results reflect the fundamental strengths of our business model,” said Daniel H. Schulman, Chief Executive Officer, Virgin Mobile USA. “Demand for our service is strong, as evidenced by the high growth in our customer base, and our focus enables us to maintain the lowest customer acquisition costs in the wireless industry, and industry-leading churn of 4.9% for the third quarter. With capital expenditures at just 2% of net service revenues, Adjusted EBITDA less capex grew to approximately $71 million in the first nine months. This high cash generation is the hallmark of a mobile virtual network company at scale.”

“We are receiving positive indications from our retail partners as we enter the seasonally strong fourth quarter,” added Schulman. “The Virgin Mobile brand and proposition continues to attract considerable demand, and we look forward to a strong holiday season.”

Overview and Basis of Presentation

Unless explicitly stated as pro forma, the financial results presented in this release are the historical results of Virgin Mobile USA’s former operating company, Virgin Mobile USA, LLC. Virgin Mobile USA, Inc. is a holding company formed for the purpose of an initial public offering, or IPO, that was completed on October 16, 2007. In connection with the IPO, the company, Virgin Mobile USA, LLC and certain other entities completed an internal reorganization. As part of the reorganization, Virgin Mobile USA, LLC converted to a limited partnership and changed its name to Virgin Mobile USA, L.P. (the “Operating Partnership”). On October 16, 2007, Virgin Mobile USA, Inc. and certain selling stockholders sold 27,500,000 shares of Virgin Mobile USA, Inc.’s Class A common stock at $15.00 per share. The net proceeds from the IPO to the company were approximately $355.4 million after deducting underwriting commissions and discounts of $23.7 million, estimated offering expenses of $4.6 million. The company used $136 million of the IPO proceeds to pay Sprint Nextel for a portion of Sprint Nextel’s limited liability company interests in Virgin Mobile USA, LLC that the company purchased in connection with the reorganization and IPO. The remaining net proceeds of $219.4 million were contributed to the Operating Partnership. Immediately following the IPO, the Operating Partnership used the proceeds to (1) repay $150 million of outstanding borrowings and $0.8 million of accrued interest under the senior secured credit facility and (2) repay $45 million of indebtedness and $0.6 million of accrued interest owed to Sprint Nextel under the subordinated secured revolving credit facility. Subsequent to the IPO, the Operating Partnership used the remaining net proceeds of approximately $23.1 million for general corporate purposes. As of September 30, 2007, Virgin Mobile USA, Inc. had not engaged in any business or other activities except in connection with its formation and the reorganization transactions described in its prospectus, dated October 10, 2007. Virgin Mobile USA is presenting its earnings per share on a pro forma basis to reflect the reorganization transactions related to its IPO, which took place after September 30, 2007.

This press release uses several financial performance metrics, including Adjusted EBITDA, Adjusted EBITDA less capex, Adjusted EBITDA margin, ARPU, CCPU and CPGA, which are not calculated in accordance with GAAP. The company believes that these non-GAAP financial metrics are helpful in understanding its operating performance from period to period and, although not every wireless company defines these metrics in the same way, believes that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless communication providers. These metrics should not be considered substitutes for any performance metrics determined in accordance with GAAP. For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Key Financial & Operating Results for the Third Quarter and First Nine Months 2007

Virgin Mobile USA, LLC

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In thousands, except Adjusted EBITDA margin and EPS)	2007	2006	2007	2006
Net service revenue	$301,414	$240,664	$933,464	$749,009
Total operating revenue	319,504	270,994	986,406	812,480
Operating income	6,950	8,655	60,713	48,889
Net (loss)/income	(7,301)	(5,062)	19,215	8,055
Adjusted EBITDA	17,039	16,405	89,923	71,377
Adjusted EBITDA Margin	5.7%	6.8%	9.6%	9.5%
Pro forma diluted EPS (1)	$(0.15)	$(0.10)	$0.38	$0.16
Interest expense-net	14,331	13,318	41,778	38,990
Capital expenditures	6,453	6,038	19,144	22,407

(1)	The calculation of pro forma diluted earnings/(loss) per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding as of September 30, 2007 and 2006 to common stock based on a conversion rate used in the reorganization. New equity issued in the IPO was not outstanding on September 30, 2007 and therefore not included in weighted average shares for any period.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
		(Unaudited)
Gross additions	759,927	667,456	2,426,919	1,720,240
Churn	4.9%	4.9%	4.9%	4.6%
Net customer additions	45,830	88,386	302,127	115,561
End-of-period customers	4,876,217	3,960,338	4,876,217	3,960,338
ARPU	$20.59	$20.53	$21.31	$21.25
CCPU	$12.81	$12.86	$13.27	$12.78
CPGA	$127.35	$127.31	$108.10	$138.70

During the third quarter 2007, Virgin Mobile USA’s net service revenue increased 25% versus the prior year period to $301.4 million, driven by a 23% increase in end-of-period customers compared to September 30, 2006, as well as a 30% increase in non-voice service revenues compared to the third quarter 2006. Virgin Mobile USA’s net service revenue for the nine-month 2007 period increased 25% to $933.5 million. This was driven by growth in the customer base, as well as by a 34% increase in non-voice service revenues during the first nine months of 2007 as compared to the first nine months of 2006.

Adjusted EBITDA in the third quarter 2007 grew to $17.0 million, an increase of 3.9% compared to the same period in 2006. Third quarter 2006 Adjusted EBITDA included a benefit of $11.4 million due to the reversal of an accrual for a legal settlement. Excluding this one-time item, Adjusted EBITDA grew 240% from $5.0 million in the third quarter 2006 to $17.0 million in the third quarter 2007, as the result of Virgin Mobile USA’s rapidly-increasing scale. Virgin Mobile USA’s Adjusted EBITDA for the first nine months of 2007 increased by 26%, to $89.9 million, compared to the first nine months of 2006, with Adjusted EBITDA margin of 9.6% for the first nine months of 2007. Excluding the one-time item in 2006, Adjusted EBITDA rose 50% in the first 9 months of 2007 as compared to the same period in 2006. This primarily resulted from growth in customers and service revenue, as Virgin Mobile USA continued to realize the benefits of its increasing scale.

Virgin Mobile USA reported a net loss for the third quarter 2007 of $7.3 million, compared to a net loss of $5.1 million for the third quarter 2006. The increase in net loss was primarily the result of one-time, $11.4 million favorable impact in the third quarter 2006 associated with the reversal of an accrual for settlement, as well as investment in the company’s accelerating growth as the company brought on 92,500 more customers in the third quarter 2007 compared to the same period in 2006. Interest payments also increased. Virgin Mobile USA’s net income for the first nine months of 2007 increased 138% to $19.2 million, compared to net income of $8.1 million for the same period in 2006.

Virgin Mobile USA is presenting its earnings per share on a pro forma basis to reflect its IPO, which took place after September 30, 2007. Virgin Mobile USA reported a pro forma diluted loss for the third quarter 2007 of ($0.15) per share, compared to a pro forma loss of ($0.10) per share in the third quarter 2006. The increase in net loss per share was primarily the result of one-time, $11.4 million favorable impact in the third quarter 2006 associated with the reversal of an accrual for a legal settlement, as well as investment in the company’s accelerating growth as Virgin Mobile USA brought on 92,500 more customers in the third quarter 2007 compared to the same period in 2006. Interest payments also increased. Pro forma earnings per share for the first nine months of 2007 was $0.38 per share, compared to $0.16 for the first nine months of 2006.

In October 2007, Virgin Mobile USA, Inc. successfully completed its initial public offering, using $195 million of proceeds to repay debt under its senior secured credit facility and subordinated secured revolving credit facility, significantly delevering the company. As a result, Virgin Mobile USA’s interest payments and debt amortization are expected to significantly decline going forward. Interest expense for the third quarter was $14.3 million. As adjusted to reflect debt repayments made in connection with the IPO, interest expense for the quarter would have been $9.2 million, or a reduction of 36%. Interest expense for the first nine months of 2007 was $41.8 million. As adjusted to reflect debt repayments related to the IPO, interest expense for the period would have been $27.1 million, reduced by 35%.

John Feehan, Chief Financial Officer of Virgin Mobile USA commented, “The successful completion of our recent initial public offering has created an improved capital structure by allowing us to reduce our total debt by $195 million. We believe our enhanced capital structure, combined with our strong free cash flow-generating MVNO model, will continue to expand our profitability going forward.”

Key Metric Performance Review for the Third Quarter and First Nine Months of 2007

Gross customer additions, or new Virgin Mobile USA customers who activated their handsets during the third quarter of 2007, totaled 759,927, up 14% from 667,456 in the third quarter 2006. This growth was primarily attributable to the growth of the new hybrid plans, as well as the attractiveness and pricing of Virgin Mobile USA’s new handsets. Launched in June 2006, hybrid plans allow Virgin Mobile USA customers to pay in advance for monthly buckets of minutes, offering customers all the convenience of a postpaid plan without an annual contract. Hybrid customers continued to grow as a percentage of the total gross customer additions and as a percentage of Virgin Mobile USA’s total base, representing 31% of gross customer additions in the third quarter and 21% of end-of-period subscribers as of September 30, 2007. Gross customer additions rose 41% to 2.4 million during the first nine months of 2007, from 1.7 million during the same period in 2006, reflecting increased demand due to the launch of hybrid plans in June 2006 as well as expansion of the prepaid market. Gross customer addition quarterly trends will continue to reflect the seasonality of the company’s business, with the highest level of gross additions typically occurring in the fourth quarter.

The company’s cost per gross addition (CPGA) for the third quarter 2007 was $127.35, essentially flat when compared to reported CPGA for the third quarter 2006. Third quarter 2006 CPGA benefited from a positive impact of a $5.8 million, or approximately $8.60 per gross addition, settlement relating to handset programming with one of the company’s handset vendors. The third quarter is typically higher for CPGA, with increased advertising and handset shipments in preparation for the seasonally strong fourth quarter. CPGA for the first nine months of 2007 was $108.10, down 23% from $138.70 for the same period in 2006. CPGA in the first nine months of 2006 was affected by the impact of handsets being bought in bulk and resold in markets where handsets are not subsidized. The decline in CPGA was the result of Virgin Mobile USA’s ability to successfully combat such illegal behavior, as well as some increased handset cost efficiencies as the company gained scale.

Third quarter 2007 average monthly customer turnover, or churn, remained stable at 4.9% when compared to the third quarter 2006. During the third quarter 2007, Virgin Mobile USA added 45,830 net new customers to its base, compared to 88,386 in the third quarter 2006. As of September 30, 2007, the company had approximately 4.9 million customers, an increase of 23% over the same period last year. Churn for the nine months ended September 30, 2007 was 4.9%, up from 4.6% during the same period a year ago, due to a one-time impact of changes made earlier in the year within the company’s hybrid offers, as well as normalization of reported churn as the customer base grows. Virgin Mobile USA added 302,127 net new customers to its base during the first nine months of 2007, an increase of 161% compared to the same period in 2006.

Sales of Virgin Mobile USA’s hybrid plans also contributed to an increase in average revenue per user (ARPU) for the third quarter 2007, which rose to $20.59, up from ARPU of $20.53 on September 30, 2006. ARPU for the nine months ended September 30, 2007 was $21.31, compared to $21.25 on September 30, 2006.

Outlook

The fourth quarter has traditionally been the seasonally strongest of the year in terms of customer additions, on both a gross and net basis. Virgin Mobile USA has seen strong demand throughout the year, a trend the company expects to continue into the holiday season. With positive indications from its retail partners, Virgin Mobile USA anticipates incremental customer additions during the fourth quarter, with the reciprocal in-quarter Adjusted EBITDA impact associated with our $100 per customer acquisition costs.

2007

•	Gross additions for the fourth quarter are expected to be in the range of 1.1 – 1.125 million, or approximately 50,000 – 75,000 higher than the company’s previous expectations.

•

Net customer additions for the fourth quarter are expected to be in the range of 350,000 – 400,000, or approximately 50,000 higher than the company’s previous expectations. Churn for the full year 2007 is expected to be in the range of 5.0%.

•	CPGA for the fourth quarter and for the full year remains within previous plan expectations at approximately $100.

•

Including the impact of the CPGA related to the incremental customer demand, Adjusted EBITDA for the full year 2007 is expected to be $82 - $90 million. Excluding the incremental customer acquisition spend just outlined, the expectation for Adjusted EBITDA would have been $90 - $95 million for the year.

•	Capital expenditures are expected to be approximately $30 - $35 million for the year.

2008

•

For the full year 2008, Virgin Mobile USA expects to generate approximately 200,000 incremental gross customer additions to the company’s previous expectations, or approximately 3.9 – 4.0 million total gross adds for the year. CPGA is expected to remain stable.

•	Including this incremental customer acquisition spend, Adjusted EBITDA is expected to be $155 million - $175 million for the year.

Recent Highlights

•

In October, Virgin Mobile USA successfully completed its initial public offering and listed its shares on The New York Stock Exchange, allowing the company to repay approximately $195 million in its senior secured credit facilities and subordinated secured revolving credit facility, and to retain approximately $23.1 million for general corporate purposes.

•	J.D. Power and Associates ranked Virgin Mobile USA highest in customer satisfaction for wireless prepaid services for the second consecutive year.

•

Sugar Mama, Virgin Mobile USA’s industry-leading mobile advertising service that lets customers earn airtime for engaging with like-minded brands, continued growing in value for both subscribers and advertisers. With over 500,000 opted-in subscribers, Sugar Mama added major advertisers including Foot Locker, The CW and Dr. Pepper during the third quarter.

•

Virgin Mobile USA introduced the new “Wild Card” handset by Kyocera, with Bluetooth® wireless technology, enhanced ease of texting on a full QWERTY keyboard, and the ability to stream music. At the same time, Virgin Mobile USA added Unlimited Messaging (text, picture, email and IM) for $19.99 per month to its messaging bundles portfolio.

•

The second annual Virgin Festival By Virgin Mobile became one of the summer’s most eco-friendly events, with performances by The Police, The Smashing Pumpkins, Amy Winehouse and The Beastie Boys. More than 75,000 people attended the two-day event in Baltimore, Maryland.

•	Partnerships with Facebook and Yahoo! and the introduction of new applications extended the company’s offerings and brand into key areas of social networking.

•

On behalf of its pro-social initiative, The RE*Generation, Virgin Mobile USA participated in a campaign with Congress to designate November as National Homeless Youth Awareness Month; and is generating a series of activities to focus attention on this national crisis.

•

The company launched a series of valuable data services and features including “Contact Vault,” an application that stores customers’ personal contacts online for transfer, updating or deletion; “Studio V,” a user-generated mobile content community that allows customers to create content for others to purchase and receive cash rewards; and “Headliner,” Virgin Mobile USA’s personalized mobile music magazine that provides concert tour updates, music news, artist info and the ability for customers to get text alerts when their favorite bands are in their area.

Earnings Conference Call

Virgin Mobile USA will host a conference call Thursday, November 15, 2007 at 5:00 P.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-694-4676 (toll-free domestic) or 973-582-2737 (international); passcode: 9408556. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 9408556. The webcast will be archived on Virgin Mobile USA’s web site for 30 days after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA, Inc. (NYSE: VM) offers its millions of customers control, flexibility and choice in wireless service, rich data content and innovative products without annual contracts. Voice pricing plans range from monthly options with unlimited nights and weekends to by-the-minute offers, allowing consumers to adjust how and what they pay according to their needs. Virgin Mobile’s full slate of smart, stylish and affordable handsets, including the Wild Card, Super Slice and Cyclops, are available at top retailers in more than 35,000 locations nationwide and online at www.virginmobileusa.com, with Top-Up cards available at more than 130,000 locations.

J.D. Power and Associates has ranked Virgin Mobile USA highest in customer satisfaction among wireless prepaid services in 2006 and 2007, and its customers report a 90% satisfaction rate. Virgin Mobile contributes 5% of profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless youth, through donations to charitable partners or funding of programs that support and raise awareness for young people in need; and provides postage-paid return envelopes in every new package for customers to recycle old phones. Launched in 2002, Virgin Mobile USA’s national coverage is powered by the nationwide Sprint PCS network.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com and on the SEC website at http://www.sec.gov. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Virgin Mobile USA, LLC

Condensed Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, less allowances of $414 and $ 471	53,725	70,961
Due from related parties	306	12,301
Other receivables	14,104	15,103
Inventories	133,764	90,815
Prepaid expenses and other current assets	25,661	26,188

Total current assets	227,560	215,368

Property and equipment	145,456	126,324
Accumulated depreciation and amortization	(100,135)	(74,796)

Property and equipment, net	45,321	51,528
Other assets	12,505	10,043

Total assets	$285,386	$276,939

Liabilities and Members’ deficit
Current liabilities:
Accounts payable	$107,298	$95,243
Due to related parties	50,321	41,351
Book cash overdraft	22,613	34,769
Accrued expenses	75,123	96,150
Deferred revenue	123,855	127,434
Current portion of long-term debt	46,750	37,000

Total current liabilities	425,960	431,947

Long-term debt	386,000	423,500
Related party debt	90,000	58,000
Other liabilities	5,585	7,417

Total non-current liabilities	481,585	488,917

Commitments and contigencies

Members’ deficit:
Additional paid-in-capital	53,076	48,825
Accumulated deficit	(675,126)	(694,341)
Accumulated other comprehensive (loss)/income	(109)	1,591

Total members’ deficit	(622,159)	(643,925)

Total liabilities and members’ deficit	$285,386	$276,939

Virgin Mobile USA, LLC

Condensed Statements of Operations

(Unaudited)

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Operating revenue
Net service revenue	$301,414	$240,664	$933,464	$749,009
Net equipment revenue	18,090	30,330	52,942	63,471

Total operating revenue	319,504	270,994	986,406	812,480

Operating expenses
Cost of service (exclusive of depreciation and amortization)	89,352	68,260	273,331	211,344
Cost of equipment	99,133	91,209	292,157	248,888
Selling, general and administrative (exclusive of depreciation and amortization)	115,450	106,825	334,855	294,190
Litigation (income)/expense	—	(11,384)	—	(11,384)
Depreciation and amortization	8,619	7,429	25,350	20,553

Total operating expenses	312,554	262,339	925,693	763,591

Operating income	6,950	8,655	60,713	48,889

Other expense/(income)
Interest expense - net	14,331	13,318	41,778	38,990
Other expense/(income)	(80)	399	(280)	1,844

Total other expense	14,251	13,717	41,498	40,834

Net (loss)/income	$(7,301)	$(5,062)	$19,215	$8,055

VIRGIN MOBILE USA, LLC

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2007	2006
Operating Activities
Net income	$19,215	$8,055
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	25,350	20,553
Amortization of deferred financing costs	1,474	2,517
Non-cash charges associated with unit and option grants	3,580	7,156
Non-cash charges associated with barter transactions	—	(3,440)
Non-cash cost of royalties and services	408	1,635
Changes in assets and liabilities:
Accounts receivable	17,236	18,820
Due from related parties	11,995	5,272
Other receivables	(851)	2,309
Inventories	(42,949)	(26,560)
Prepaid expenses and other assets	(3,258)	(5,127)
Accounts payable	12,055	8,255
Due to related parties	8,970	(26,687)
Deferred revenue	(3,579)	11,057
Accrued expenses and other liabilities	(22,859)	(35,026)

Net cash provided by/(used in) operating activities	26,787	(11,211)

Investing Activities
Capital expenditures	(19,144)	(22,407)

Net cash used in investing activities	(19,144)	(22,407)

Financing Activities
Change in book cash overdraft	(12,156)	—
Repayment of long-term debt	(27,750)	(27,750)
Proceeds from related party debt facility	32,000	46,000
Proceeds from issuance of units	263	—

Net cash (used in)/provided by financing activities	(7,643)	18,250

Net decrease in cash and cash equivalents	—	(15,368)
Cash and cash equivalents at beginning of period	—	18,562

Cash and cash equivalents at end of period	$—	$3,194

Supplemental disclosure of cash flow information:
Cash paid for interest	$41,270	$38,796

Definition of Terms and Reconciliation to Non-GAAP Financial Measures

This earnings press release includes several historical key performance metrics used in the wireless communications industry to manage and assess our financial performance. These metrics include gross additions, churn, net customer additions, end-of-period customers, Adjusted EBITDA, Adjusted EBITDA less capex, Adjusted EBITDA margin, average revenue per user, or ARPU, cash cost per user, or CCPU and cost per gross addition, or CPGA. Trends in key performance metrics such as ARPU, CCPU and CPGA will depend upon the scale of our business as well as the dynamics in the marketplace and our success in implementing our strategies. These metrics are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. A non-GAAP financial metric is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. We believe that the non-GAAP financial metrics that we use are helpful in understanding our operating performance from period to period and, although not every company in the wireless communication industry defines these metrics in precisely the same way, we believe that these metrics as we use them facilitate comparisons with other wireless communication providers. These metrics should not be considered substitutes for any performance metric determined in accordance with GAAP.

Gross additions represents the number of new customers that activated our handsets during a period, unadjusted for churn in the same period. In measuring gross additions, we begin with handset activations and exclude any customer that has replaced one of our handsets with another one, retailer returns, customers who have reactivated and fraudulent activations. These adjustments are applied in order to arrive at a more meaningful measure of our customer growth.

Churn is used to measure customer turnover on an average monthly basis. Churn is calculated as the ratio of the net number of customers that disconnect from our service during the period being measured to the weighted average number of customers during that period, divided by the number of months during the period being measured. The net number of customers that disconnect from our service is calculated as the total number of customers that disconnect less the adjustments noted under gross additions above. These adjustments are applied in order to arrive at a more meaningful measure of churn. The weighted average number of customers is the sum of the average number of customers for each day during the period divided by the number of days in that period. Churn includes those pay-by-the-minute customers whom we automatically disconnect from our service when they have not replenished, or “Topped-Up,” their accounts for 150 days, as well as those monthly customers whom we automatically disconnect when they have not paid their monthly recurring charge for 150 days (except for such monthly customers who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of our monthly plans, may continue to use our services on a pay-by-the-minute basis), and such customers that voluntarily disconnect from our service prior to reaching 150 days since replenishing their account or paying their monthly recurring charge. We utilize 150 days in our calculation as it represents the last date upon which a customer who replenishes his or her account is still permitted to retain the same phone number. This calculation is consistent with the terms and conditions of our service offering. We believe churn is a useful metric to track changes in customer retention over time and to help evaluate how changes in our business and services offerings affect customer retention. In addition, churn is also useful for comparing our customer turnover to that of other wireless communications providers.

Net customer additions and end-of-period customers are used to measure the growth of our business, to forecast our future financial performance and to gauge the marketplace acceptance of our offerings. Net customer additions represents the number of new customers that activated our handsets during a period, adjusted for churn, during the same period. End-of-period customers are the total number of customers at the end of a given period.

Adjusted EBITDA is calculated as net (loss)/income plus interest expense, income tax expense, depreciation and amortization, non-cash compensation expense, equity issued to a member and debt extinguishment costs. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Net service revenue. We believe Adjusted EBITDA is a useful tool in evaluating performance because it eliminates items related to taxes, non-cash charges relating to depreciation and amortization as well as items relating to both the debt and equity portions of our capital structure. Adjustments relating to interest expense, income tax expense, and depreciation and amortization are each customary adjustments in the calculation of supplemental measures of performance. We believe such adjustments are meaningful because they are indicators of our core operating results, and our management uses them to evaluate our business. Specifically, our management uses them in its calculation of compensation targets, preparation of budgets and evaluations of performance. Similarly, we believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the equity portion of our capital structure and not our core operating performance. This exclusion is also consistent with how we calculate the measures we use for determining certain bonus compensation targets, preparing budgets and other internal purposes. Finally, we believe that the exclusion of equity issued to a member and debt extinguishment costs in 2006 is appropriate because these charges relate to the debt and equity portions of our capital structure and are not expected to be incurred in future periods.

Adjusted EBITDA less capex is calculated as Adjusted EBITDA minus capital expenditures. We believe that Adjusted EBITDA less capex provides useful information to investors, analysts and our management when comparing to other wireless communication providers.

The following table illustrates the calculation of Adjusted EBITDA, Adjusted EBITDA less capex, and Adjusted EBITDA margin and reconciles Adjusted EBITDA to net (loss)/income which we consider to be the most directly comparable GAAP financial measure.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
(in thousands except EBITDA margin)	(Unaudited)
Net (loss) / income	$(7,301)	$(5,062)	$19,215	$8,055

Plus:
Depreciation and amortization	8,619	7,429	25,350	20,553
Interest expense	14,331	13,318	41,778	38,990
Non-cash compensation expense	1,390	720	3,580	2,310
Equity issued to a member	—	—	—	—
Debt extinguishment costs	—	—	—	1,469

Adjusted EBITDA	$17,039	$16,405	$89,923	$71,377

Less: Capital Expenditures	(6,453)	(6,038)	(19,144)	(22,407)

Adjusted EBITDA less capex	$10,586	$10,367	$70,779	$48,970

Net service revenue	$301,414	$240,663	$933,464	$749,008
Adjusted EBITDA margin	5.7%	6.8%	9.6%	9.5%

ARPU is used to measure and track the average revenue generated by our customers on a monthly basis. ARPU is calculated as net service revenue for the period divided by the weighted average number of customers for that period being measured, further divided by the number of months in the period being measured. ARPU helps us to evaluate customer performance based on customer revenue and forecast our future service revenues.

The following table illustrates the calculation of ARPU and reconciles ARPU to net service revenue which we consider to be the most directly comparable GAAP financial measure.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
(in thousands except for months and ARPU)	(Unaudited)
Net service revenue	$301,414	$240,664	$933,464	$749,009
Divided by weighted average number of customers	4,880	3,908	4,866	3,917
Divided by number of months in the period	3	3	9	9

ARPU	$20.59	$20.53	$21.31	$21.25

CCPU is used to measure and track our costs to provide support for our services to our existing customers on an average monthly basis. The costs included in this calculation are (i) our cost of service (exclusive of depreciation and amortization), excluding cost of service associated with initial customer acquisition, (ii) general and administrative expenses (exclusive of depreciation and amortization), excluding any marketing, selling and distribution expenses associated with initial customer acquisition, and non-cash compensation expense, (iii) net loss on equipment sold to existing customers, (iv) cooperative advertising expenses in support of existing customers and (v) other (income)/expense, excluding debt extinguishment costs. These costs are then divided by our weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. CCPU helps us to assess our ongoing business operations on a per customer basis, and evaluate how changes in our business operations affect the support costs per customer. Given its use throughout the industry, CCPU also serves as a standard by which we compare our performance against that of other wireless communication providers.

The following table illustrates the calculation of CCPU and reconciles total costs used in the CCPU calculation to cost of service, which we consider to be the most directly comparable GAAP financial measure.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
(in thousands except for months and CCPU)	(Unaudited)
Cost of service (exclusive of depreciation and amortization)	$89,352	$68,260	$273,331	$211,344
Less: Cost of service associated with initial customer acquisition	(550)	(424)	(1,675)	(1,014)
Add: General and administrative expenses	83,696	72,576	258,966	214,327
Less: Non-cash compensation expense	(1,390)	(720)	(3,580)	(2,310)
Add: Net loss on equipment sold to existing customers	15,947	9,739	52,422	24,800
Add: Cooperative advertising expenses in support of existing customers	614	898	2,004	2,938
Add: Other (income)/expense, net of debt extinguishment costs	(80)	399	(280)	375

Total CCPU costs	$187,590	$150,728	$581,188	$450,460

Divided by weighted average number of customers	4,880	3,908	4,866	3,917
Divided by number of months in the period	3	3	9	9

CCPU	$12.81	$12.86	$13.27	$12.78

CPGA is used to measure the cost of acquiring a new customer. The costs included in this calculation are our (i) selling expenses, (ii) our net loss on equipment sales (cost of equipment less net equipment revenue), excluding the net loss on equipment sold to existing customers, equity issued to a member and cooperative advertising in support of existing customers and (iii) cost of service associated with initial customer acquisition. CPGA helps us to assess the efficiency of our customer acquisition methods and evaluate our sales and distribution strategies. CPGA also allows us to compare our average acquisition costs to those of other wireless communication providers.

The following table illustrates the calculation of CPGA and reconciles the total costs used in the CPGA calculation to selling expense, which we consider to be the most directly comparable GAAP financial measure.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
(in thousands except for CPGA)	(Unaudited)
Selling expenses	$31,754	$34,249	$75,889	$79,863
Add: Cost of equipment	99,133	91,209	292,157	248,888
Less: Net equipment revenue	(18,090)	(30,330)	(52,942)	(63,471)
Less: Net loss on equipment sold to existing customers	(15,947)	(9,739)	(52,422)	(24,800)
Less: Equity issued to a member	—	—	—	—
Less: Cooperative advertising in support of existing customers	(614)	(898)	(2,004)	(2,938)
Add: Cost of service associated with initial customer acquisition	550	424	1,675	1,014

Total CPGA costs	$96,786	$84,915	$262,353	$238,556

Divided by gross additions	760	667	2,427	1,720

CPGA	$127.35	$127.31	$108.10	$138.70

Pro Forma Earnings Per Share (Unaudited), Virgin Mobile USA, Inc.

Virgin Mobile USA is presenting its earnings per share on a pro forma basis to reflect its IPO, which took place after September 30, 2007.

The calculation of pro forma basic and diluted earnings/(loss) per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA, LLC outstanding as of September 30, 2007 to common stock based on a conversion rate used in the reorganization transactions. The net (loss)/income of Virgin Mobile USA, LLC and Bluebottle USA Investments L.P. is combined and the equity in income of investee is eliminated in determining the pro forma net (loss)/income. Pro forma net (loss)/income per share is calculated by dividing the pro forma net (loss)/income by the pro forma historical weighted average number of shares of common stock outstanding for each period shown.

	Three months ended September 30, 2007		Nine months ended September 30, 2007
	Basic	Diluted	Basic	Diluted
	( In thousands, except per share amounts)
	(Unaudited)
Pro forma weighted average shares outstanding:
Common stock (i)	49,352	49,352	49,098	49,098
Stock Options - Class A common stock (ii)	—	—	—	1,004
Restricted Stock Units - Class A common stock (iii)	—	—	—	19

Pro forma weighted average shares outstanding	49,352	49,352	49,098	50,121

Pro forma net (loss)/income:
Virgin Mobile USA, LLC	$(7,301)	$(7,301)	$19,215	$19,215
Bluebottle USA Investments L.P	(3,523)	(3,523)	8,775	8,775
Virgin Mobile USA, Inc.	—	—	—	—
Eliminate equity in loss/(income) of investee (iv)	3,443	3,443	(9,060)	(9,060)

Pro forma net (loss)/income	$(7,381)	$(7,381)	$18,930	$18,930

Pro forma net (loss)/income per common share	$(0.15)	$(0.15)	$0.39	$0.38

	Three months ended September 30, 2006		Nine months ended September 30, 2006
	Basic	Diluted	Basic	Diluted
	(In thousands, except per share amounts)
	(Unaudited)
Pro forma weighted average shares outstanding:
Common stock(i)	48,413	48,413	48,408	48,408
Stock Options—Class A common stock(ii)	—	—	—	453
Restricted Stock Units—Class A common stock(iii)	—	—	—	—

Pro forma weighted average shares outstanding	48,413	48,413	48,408	48,861

Pro forma net (loss)/income:
Virgin Mobile USA, LLC	$(5,062)	$(5,062)	$8,055	$8,055
Bluebottle USA Investments L.P	(2,399)	(2,399)	3,711	3,711
Virgin Mobile USA, Inc.	—	—	—	—
Eliminate equity in loss/(income) of investee(iv)	2,386	2,386	(3,799)	(3,799)

Pro forma net (loss)/income	$(5,075)	$(5,075)	$7,967	$7,967

Pro forma net (loss)/income per common share	$(0.10)	$(0.10)	$0.16	$0.16

Pro Forma Earnings Per Share (Unaudited), Virgin Mobile USA, Inc.

Virgin Mobile USA is presenting its earnings per share on a pro forma basis to reflect its IPO, which took place after September 30, 2007.

The calculation of pro forma basic and diluted earnings/(loss) per share converts the historical weighted average number of units of limited liability company interests in Virgin Mobile USA LLC outstanding as of September 30, 2007 to common stock based on a conversion rate used in the reorganization. New equity issued in the IPO was not outstanding on September 30, 2007 and therefore, not included in weighted average shares for any period. The net (loss)/income of Virgin Mobile USA LLC and Bluebottle USA Investments, L.P. is combined and the equity in income/(loss) of investee is eliminated in determining the pro forma net (loss)/income. Pro forma net (loss)/income per share is calculated by dividing the pro forma net (loss)/income by the pro forma historical weighted average number of shares of common stock outstanding for each period shown. Virgin Mobile USA, Inc.’s pro forma net (loss) for the three months ended September 30, 2007 and 2006, and accordingly the diluted (loss) per share is the same as the basic (loss) per share for that period, as any potentially dilutive securities would reduce the net loss per share.

CHARTS

(i)	Represents weighted average number of units of limited liability company interests in Virgin Mobile USA, LLCfor the period converted to weighted average common shares based on a conversion rate used in the reorganization.

(ii)	The issuance of options on shares of Class A common stock to holders of awards granted under the 2005 Stock Appreciation Rights Plan and the conversion of units granted under the 2002 and 2006 Stock Appreciation Rights Plans (“2002 and 2006 SAR Plans”) into options on shares of the Company’s Class A common stock has been included in the computation of diluted pro forma earnings per share using the treasury stock method. For the three months ended September 30, 2007 and 2006, approximately 554,000 and approximately 642,000 options were excluded from the calculation of diluted earnings/(loss) per share since the effect was anti-dilutive.

(iii)	The Restricted Stock Unit (“RSU”) Awards granted on February 14, 2007 and May 23, 2007 are included in the computation of diluted pro forma earnings per share using the treasury stock method assuming a conversion to Class A common shares.

(iv)	Investments accounts for its share of Virgin Mobile USA, LLC under the equity method of accounting, as it does not control the operations of Virgin Mobile USA, LLC. Under the equity method, Investments adjusts its investment account for its proportionate share of Virgin Mobile USA LLC’s net income or loss in equity in loss/(income) of investee.